Exhibit 21.1

Subsidiaries of Amber Road, Inc.

Amber Road UK, Ltd. (United Kingdom)

Amber Road Software Private, Ltd. (India)

Amber Road Switzerland, AG (Switzerland)

Amber Road Holdings, Inc. (Delaware)

Sunrise International Ltd. (Bermuda)

EasyCargo (Shanghai) Co., Ltd. (People’s Republic of China)